Exhibit 99.1

Newfield Exploration Signs Firm Transportation Agreements
for Its Growing Woodford Shale Play

FOR IMMEDIATE RELEASE

Houston - January 28, 2008 -- Newfield Exploration Company (NYSE:NFX) today announced that its wholly-owned subsidiary, Newfield Exploration Mid-Continent Inc., signed two separate agreements for firm transportation for 250,000 dekatherms per day (Dth/d) (approx. 250 MMcf/d) from its growing Woodford Shale Play, located in the Arkoma Basin of southeastern Oklahoma.

Newfield signed an agreement with Midcontinent Express Pipeline LLC (MEP) for 200,000 Dth/d (approx. 200 MMcf/d) of firm capacity on the MEP transmission system. MEP, connecting Bennington, Oklahoma, and Perryville, Louisiana, will have initial capacity of 1.4 Bcf/d. Pricing for Newfield’s expected gas sales will be tied to Gulf Coast indices. Newfield’s gas will be delivered to Bennington through a new 50-mile pipeline planned by MarkWest Energy Partners L.P. This line will connect MarkWest’s gathering system in the Woodford Shale Play to Bennington. Midcontinent Express Pipeline is a 50/50 joint venture between Kinder Morgan Energy Partners, L.P. (KMP) and Energy Transfer Partners, L.P. KMP is managing the construction and will operate the pipeline.

Under a separate agreement, Newfield and Laclede Energy Resources, Inc. signed a five year agreement for the firm sale and purchase of 40,000 Dth/d (approx. 40 MMcf/d) in 2008 and 50,000 Dth/d (approx. 50 MMcf/d) in each of 2009 through 2012. The gas will be delivered into firm transportation on Centerpoint Energy Gas Transmission Company and is priced using a fixed differential to NYMEX

“The Woodford Shale Play is the fastest growing component of our portfolio today,” said David A. Trice, Newfield Chairman, President and CEO. “We exited 2005 with 25 MMcfe/d of gross production in the Woodford. We exited 2006 producing 85 MMcfe/d and 2007 at 165 MMcfe/d. We expect to exit 2008 with another 50% increase in rate at approximately 250 MMcfe/d. These agreements ensure that a large portion of our expected future production from the Woodford will move out of the region on firm transportation, reducing both basis risk and pricing volatility.”

In September 2006, Newfield and MarkWest signed agreements providing for MarkWest to construct and operate gathering pipelines and related facilities in the Woodford Shale. Since that time, MarkWest has installed approximately 250 miles of 16-inch and 12-inch low pressure and high pressure steel pipe and more than 120 miles of 10-inch and 12-inch gathering lines. MarkWest has connected 161 wells into the system and built 6 new compressor stations with horsepower totaling 71,000.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater Gulf of Mexico. The Company has international operations in Malaysia and China.

**The statements set forth in this release regarding estimated production rates are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services and the availability of drilling rigs and other support services. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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